UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                         Washington, DC  20549

                              FORM 12b-25

                      NOTIFICATION OF LATE FILING

(Check One): [X] Form 10-K   [ ] Form 20-F   [ ] Form 10-Q   [ ] Form N-SAR

                For Period Ended:  ___________________________________
                [  ] Transition Report on Form 10-K
                [  ] Transition Report on Form 20-F
                [  ] Transition Report on Form 11-K
                [  ] Transition Report on Form 10-Q
                [  ] Transition Report on Form N-SAR
                For the Transition Period Ended:______________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
______________________________________________________________________

PART I - REGISTRANT INFORMATION

                  DIVERSIFIED HISTORIC INVESTORS VII
----------------------------------------------------------------------
Full name of Registrant
______________________________________________________________________
Former name if applicable

                  1521 LOCUST STREET, SUITE 500
----------------------------------------------------------------------
Address of Principal Executive Office (Street and Number)

                     PHILADELPHIA, PA  19102
----------------------------------------------------------------------
City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

                          (a)  The  reasons  described  in  reasonable
                  detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[X]                       (b)  The  subject annual report, semi-annual
                  report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth  calendar  day  following the  prescribed  due
                  date; and
                          (c)  The  accountant's  statement  or  other
                  exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed).

Additional time is needed in order to complete.

PART IV - OTHER INFORMATION

(1)  Name and telephone number of person to contact in regard to  this notification
     Donna Hazard       (215)       735-5001
     --------------  -----------    -----------------
     (Name)          (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of this Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports been filed? If the answer is no, identify
    report(s).      [X] Yes  [  ] No

(3) Is it anticipated that any significant change in results of operations from this corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X]No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
______________________________________________________________________

                  DIVERSIFIED HISTORIC INVESTORS VII
----------------------------------------------------------------------
             (Name of Registrant as Specified in Charter)

has  caused  this  notification to be signed on  its  behalf   by  the
undersigned hereunto duly authorized.

                            DIVERSIFIED HISTORIC INVESTORS VII

Date:  March 31, 1997       By: Dover Historic Advisors VII, General Partner

                                By: Dover Historic Advisors, Inc., Partner

                                    By: /s/ Donna M. Zanghi
                                        -------------------
                                        DONNA M. ZANGHI,
                                        Secretary and Treasurer